PROSPECTUS                 Pricing Supplement No.    3161
Dated January 10, 1995     Dated July 1, 1998
PROSPECTUS   SUPPLEMENT    Rule   424(b)(3)-Registration
                           Statement
Dated January 25, 1995     No. 333-07469

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                       (Fixed Rate Notes)

Trade Date:    July 1, 1998

Settlement Date (Original Issue Date):       July 7, 1998

Maturity Date: July 9, 2001

Principal Amount (in Specified Currency):   US$3,000,000

Price to Public (Issue Price):     100.00%

Agent's Discount or Commission:    .25%

Net Proceeds to Issuer:       US$2,992,500

Interest Rate Per Annum:  5.74%

Interest Payment Date(s):

       X September 15 of each year (with respect to the period from and including July 7, 1998 to but excluding September 15, 1998) and on the Maturity Date (with respect to the period from and including September 15, 2000 to but excluding July 9, 2001).
       ___  Other:

Form of Notes:

  X  DTC registered        ___ non-DTC registered

Repayment, Redemption and Acceleration

  Optional Repayment Date(s):  N/A
  Initial Redemption Date:  N/A
  Initial Redemption Percentage:  N/A
  Annual Redemption Percentage Reduction:  N/A
  Modified Payment Upon Acceleration:  N/A

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
                           (Fixed Rate)
                                Page 2
                           Pricing Supplement No.    3161
                           Dated July 1, 1998
                           Rule    424(b)(3)-Registration
                           Statement
                           No. 333-07469

Original Issue Discount:

  Amount of OID:  N/A
  Yield to Maturity:  N/A
  Interest Accrual Date:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A
  Option Value Calculation Agent:  N/A
  Option Election Date(s):  N/A

Indexed Notes:

  Currency Base Rate:  N/A
  Determination Agent:  N/A

Additional Terms:

   Certain Covenants of the Company.

   As of August 1, 1996, the Company entered into a supplemental indenture with The Chase Manhattan Bank, as trustee (the "Trustee"), eliminating the covenants of the Company described in the Prospectus under the caption "Certain Covenants of the Company". Consequently, the information under such caption is not applicable to the Notes. As of February 27, 1997, the Company entered into a Third Amended and Restated
   Indenture with the Trustee. References in the accompanying Prospectus Supplement and Prospectus to "Indenture" shall be amended to refer to such Third Amended and Restated Indenture
                           (Fixed Rate)
                               Page 3
                           Pricing Supplement No.    3161
                           Dated July 1, 1998
                           Rule    424(b)(3)-Registration
                           Statement
                           No. 333-07469

Additional Information:

   General.

  At March 28, 1998, the Company had outstanding indebtedness totalling $138.313 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at March 28, 1998 excluding subordinated notes payable after one year was equal to $137.616 billion.

   Consolidated Ratio of Earning to Fixed Charges.

   The  information  contained in the Prospectus  under  the
   caption   "Consolidated  Ratio  of  Earnings   to   Fixed
   Charges" is hereby amended in its entirety, as follows:

           Year Ended December 31,
                                         Three Months Ended
           1993   1994  1995  1996  1997     March 28, 1998
           1.62   1.63  1.51  1.53  1.48        1.54

   For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

   Documents Incorporated by Reference.

   The information contained in the Prospectus in the first paragraph of text under the caption "Documents Incorporated by Reference" is hereby amended in its entirety, as follows: There are hereby incorporated in the Prospectus by reference the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and the Company's Quarterly Report on Form 10-Q for the quarter ended March 28, 1998, heretofore filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amendced, to which reference is hereby made.

Plan of Distribution:

  The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

  PaineWebber Incorporated is acting as agent in  connection
  with  the  distribution  of the  Notes.   The  Agent  will
  receive  a  selling  commission  equal  to  .25%  of   the
  principal amount of the Notes.